Exhibit 35.5

Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380

Citibank, N.A.

388 Greenwich Street

14th Floor

New York, New York 10013

RE:	Annual Statement of Compliance for Sequoia Mortgage Trust 2012-4 Mortgage Pass-Through Certificates, Series 2012-4

Per the Amended and Restated Pooling and Servicing dated as of January 1, 2014 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Master Servicer (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “Reporting Period”):

(a) A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b) To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 24, 2015

/s/ Kristen Cronin
Kristen Cronin
Vice President

Wells Fargo Bank, N.A.